UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


                                SEC FILE NUMBER
                                    00019693

                                  CUSIP NUMBER
                                   09056 K109

(Check One):
[X] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

For Period Ended:     December 31, 1996


[ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR

For the Transition Period Ended:________________________________________

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     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE  COMMISSION
                   HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:
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PART I  -- REGISTRANT INFORMATION


Full name of Registrant
                       Bio Fluorescent Technologies, Inc.
                       ----------------------------------
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Former Name if Applicable

Address of Principal Executive Office (Street and Number)
                     7373 North Scottsdale Road, Suite D222
                     --------------------------------------

City, State and Zip Code
                         Scottsdale, Arizona 85253-3550
                         ------------------------------


PART II -- RULES 12b-25(b) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if Appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (C) The accountant's statement or other exhibit required by Rule 12b-25(C) has been attached if applicable.


PART III -- NARRATIVE

        The registrant is a small business filer which effective March 21, 1997, accepted the resignation of its prior Certifying Accountant, Arthur Andersen LLP, and effective March 22, 1997, retained as its new Certifying Accountant, J. Paul Kenote Certified Public Accountant, P.C., to audit and report on registrant's financial statements for the year ended December 31, 1996. This event was reported to the Securities and Exchange Commission on Form 8-K filed by the registrant on March 27, 1997.

        Due to the timing of this change the new Certifying Accountant does not have sufficient time to complete the audit of the registrant's December 31, 1996 financial statement in order that registrant can gather the necessary information to complete and file the Form 10-KSB on March 31, 1997, without undue financial hardship and effort. The registrant intends to complete and file the Form 10-KSB no later than the April 15, 1997, the extension date.




PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Jan J. Olivier                            602               596-0269
     -----------------------------          -----------        ----------------
            (Name)                           (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                  ___________________________________  [X] Yes    [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ] Yes    [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                       Bio Fluorescent Technologies, Inc.
                       ----------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   April 1, 1997                 By:____/s/_______________________________
                                         Jan J. Olivier, President